FOR IMMEDIATE RELEASE

        WHEELING ISLAND GAMING, INC. ANNOUNCES FIRST QUARTER OPERATING RESULTS

WHEELING, WV (MAY 11, 2004) --Wheeling Island Gaming, Inc. announced today that the company's financial results for its first quarter ending March 28, 2004 reflect operating revenues of $28.3 million, representing an increase of $7.2 million or 34.4% over the same quarter last year. Gaming revenues were $23.7 million for the quarter, an increase of $5.8 million or 32.7% over the same quarter last year. The increase in gaming revenues was due to the increased gaming activity associated with the June 26, 2003 opening of the Wheeling Island expansion, which increased the number of slot machines from 1,630 to 2,200 and the expanded use of the Preferred Players Club. The increase in operating revenues was due to the increase in gaming revenues and the additional revenues from the new hotel and food and beverage amenities that were added to the Wheeling Island complex in conjunction with the expansion.

"The results for the quarter were strong as our results continue to reflect the positive impact and changes we made as part of our expansion," said Dennis Szefel, Chairman of the Board of Directors for Wheeling Island Gaming.

The company's income from operations for the quarter was $10.0 million or $2.0 million higher than the same quarter last year. The increase was due to a $7.2 million increase in operating revenues offset partially by $5.3 million of higher operating expenses. The increase in operating expenses was due primarily to increased costs associated with the Wheeling Island expansion and higher depreciation expenses.

The company's net income for the quarter was $4.1 million or $1.0 million higher than the same quarter last year. The higher net income was due to the higher income from operations, offset partially by a $0.4 million increase in interest expense and a $0.6 million increase in income taxes.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $13.1 million for the quarter, representing an increase of $3.2 million or 31.8% from the first quarter last year. EBITDA is presented as a supplemental disclosure because management believes that it is a widely used measure of liquidity. EBITDA should not be construed as an alternative to operating income or net income or cash flows (as determined in accordance with generally accepted accounting principles or GAAP).

As of March 28, 2004, Wheeling Island Gaming has $ 146.5million of debt outstanding, comprised of $125 million of unsecured senior notes and $ 21.5 million of borrowings under its revolving credit facility.

Today, the company filed its Form 10-Q with the Securities and Exchange Commission. The Form 10-Q filing includes the financial results of the company for the fiscal quarter ended March 28, 2004. The Form 10-Q was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Sportsystems Corporation, a wholly owned subsidiary of Delaware North Companies, Inc.

Delaware North Companies, Inc. is one of the world's leading hospitality and food service providers. Its family of companies includes Sportsystems, Delaware North Companies Parks & Resorts, CA One Services, Sportservice, Delaware North Companies International, the FleetCenter, and the Delta Queen Steamboat Company. Delaware North is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 30,000 associates serving half a billion customers in the United States, Canada, Australia, New Zealand and the United Kingdom.

Note: This press release may contain "forward-looking statements" within the meaning of the federal securities laws. Statements concerning anticipated future events and expectations are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties any of which could cause actual results to differ materially from those expressed or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Financial Chart
Reconciliation of Cash Provided by Operating Activities to EBITDA
($000)

                                                                            THREE MONTHS

ENDED

                                                                 MARCH 28, 2004     MARCH 30, 2003
                                                                 ---------------------------------

Cash Provided by Operating Activities                            $11,407              $8,580

Deduct changes in other assets and liabilities                   (3,884)              (3,037)

Add interest expense excluding amortization
of debt issuance costs                                             3,497               3,046

Add current federal tax expense                                    2,030               1,314

EBITDA*                                                         $ 13,050              $9,903
----------------------------------------------------------------------------------------------


    * EBITDA means earnings before interest, taxes, depreciation, amortization and management fees.